77Q1(g)

Quaker Investment Trust ("Registrant")

Form N-SAR for the Six Months Ended June 30, 2009

Sub-Item 77Q1(g): Copies of any merger or consolidation agreement, and other documents relevant to the information sought in sub-item 77M, above.

Submission of Agreement and Plan of Reorganization between the Registrant and Rock Canyon Funds on behalf of the Quaker Long-Short Tactical Allocation Fund is incorporated by reference to item (4) of the Registration Statement filed on Form N-14 on May 14, 2009.